EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-141095) of Icagen, Inc.;

(2)	Registration Statement (Form S-8 No. 333-123474) pertaining to the 1996 Amended Equity Compensation Plan and 2004 Stock Incentive Plan of Icagen, Inc., and

(3)	Registration Statement (Form S-8 No. 333-145123) pertaining to the 2004 Stock Incentive Plan of Icagen, Inc., as amended;

of our reports dated March 30, 2010, with respect to the financial statements of Icagen, Inc. and the effectiveness of internal control over financial reporting of Icagen, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 30, 2010